Exhibit 10.10

AUTHORIZED CAPITAL CONTRIBUTION AGREEMENT

Almaty	February “21”, 2023

Kaspi Shop LLC (BIN 150540002688, legal address: 154A Nauryzbai Batyr St., Almaty, 050013, Republic of Kazakhstan), hereinafter referred to as the “Investor”, represented by Director O.A. Arefyev (IIN ….), acting on the basis of the Charter and the resolution of the Sole Shareholder, on the one part, and Magnum E-commerce Kazakhstan LLC (BIN 210640039783, legal address: Republic of Kazakhstan, 050052, Almaty, Auezov district, microdistrict Astana, 1/10), hereinafter referred to as the “Company”, represented by Director Iulia Valerianovna Kim (IIN ….), acting on the basis of the Charter and the resolution of the General Meeting of Shareholders, on the other part, hereinafter collectively referred to as the “Parties”, and individually – as above or as the “Party”, have entered into this Contribution Agreement (the “Agreement”) as follows.

SUBJECT-MATTER OF THE AGREEMENT

1.1. The Investor undertakes to make a contribution to the Company’s authorised capital in the amount of KZT 65,000,000,000 (sixty-five billion tenge) (the “Contribution”) in order to pay for the increased authorised capital of the Company under the terms of this Agreement.

1.2. The Investor’s share in the authorised capital of the Company shall be increased to 90.01% (ninety point one hundredth percent) (hereinafter referred to as the “Share”) under the terms of this Agreement.

THE PARTIES’ OBLIGATIONS

2.1 The Investor undertakes to make the contribution to authorised capital of the Company within 3 years from the date of the conclusion of the Agreement.

2.2 The Investor’s obligation under this Agreement may, at the Investor’s discretion, be performed early, in whole or in part, at any time during the period specified in clause 2.1. of this Agreement by way of payment to the Company’s bank account.

2.3 The Investor’s right to the Share arises at the time of the conclusion of this Agreement.

TERMINATION OF THE AGREEMENT

3.1. The Agreement may be terminated by mutual consent of the Parties and cannot be terminated by either Party unilaterally.

OTHER PROVISIONS

4.1 All amendments, additions and annexes to this Agreement shall be executed in writing and signed by duly authorised representatives of the Parties.

4.2 All disputes and disagreements between the Parties that arise in the course of the performance of this Agreement shall be resolved through negotiations. Such disputes as cannot be resolved through negotiations shall be resolved in accordance with the procedures established by the applicable law of the Republic of Kazakhstan.

4.3 This Agreement shall enter into force on the date of its signing and shall remain in force until the Parties perform their obligations arising from the provisions of this Agreement.

This Agreement is signed in 3 (three) counterparts, in Russian, having the same legal force, one for each of the Parties and one for the notary.

DETAILS AND SIGNATURES OF THE PARTIES
Investor	Company
Kaspi Shop LLC Republic of Kazakhstan, 050013, Almaty, 154A Nauryzbai Batyr Street	Magnum E-commerce Kazakhstan LLC Republic of Kazakhstan, 050052, Almaty, Auezov District, md. Astana, bulling 1/10
BIN: .... Bank: ....	BIN: .... Bank: ....
BIC: .... IIC: ....	BIC: .... IIC: ....
KBE: ....	KBE: ....
O.A. Arefyev /signed/	I.V. Kim /signed/
/Arefyev Oleg Aleksandrovich/ /ROUND SEAL: Republic of Kazakhstan, Almaty, Limited Liability Company Kaspi Shop/	/Iuliia Valerianovna Kim/ /ROUND SEAL: Republic of Kazakhstan, Almaty, Limited Liability Company E-commerce Kazakhstan/